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                                                            Exhibit No. 10(q)(3)

       Amendments to the ICF Kaiser International, Inc. Section 401(k) Plan

 .    The procedure for voting ICF Kaiser stock held under the Plan is clarified to provide that each participant may instruct the Trustee how to vote shares allocated to the participant's account and, if no instructions are received, the Committee will direct the Trustee how to vote the uninstructed shares.

     NOW, THEREFORE, BE IT RESOLVED that the Plans be and hereby are amended, as follows, effective as of March 1, 1995, except as otherwise provided herein:

1. A new Section 1.33 is added, effective December 12, 1994, and Sections 1.33 through 1.43 are renumbered accordingly, to provide:

1.33 "Qualified Military Service" shall mean qualified military service as defined in (S)414(u) of the Code.

2. A new Section 2.6 is added, effective December 12, 1994, to provide as follows:

2.6  Qualified Military Service.  Notwithstanding any provision of  this Plan to
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the contrary, contributions, benefits and service credit with respect to
Qualified Military Service will be provided in accordance with (S)414(u) of the Code.

3.   Section 4.10 is amended, effective January 1, 1995, by adding the following
Section 4.10(c):

(c)  Excess Deferrals.  To the extent necessary to comply with the limits set
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forth in Sections 4.7 and 4.8 of the Plan, Matching Contributions shall be forfeited. Such forfeited amounts shall be used to reduce the Company's future contributions to the Plan.

4. Section 8.5(c)(3) is amended, effective December 12, 1994, by adding the following to the end thereof: Loan repayments will be suspended under the Plan as permitted under (S)414(u)(4).

5. Section 9.7 is deleted in its entirety and the following language is substituted therefor:

9.7  Shareholder Rights.
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(a)  Voting Rights.  The Committee shall exercise all voting powers granted to
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the Trust through ownership of Company Stock, except with respect to Company
Stock allocated to Participant's Accounts. All shares of Company Stock allocated to a Participant's Account shall be voted by the Trustee in accordance with the written direction of the Participant. In the absence of receipt of such written direction from the Participant with respect to any such shares within 3 business days before the exercise of any shareholder rights, the Committee shall direct the Trustee how to vote such allocated but uninstructed shares and the Trustee shall vote such shares in accordance with the directions of the Committee.

(b)  Notification.  The Committee shall notify the Participants in writing of
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each occasion for the exercise of voting rights as soon as practicable, and generally not less than 30 days, before such rights are to be exercised. Such notification shall include all the information that the Corporation distributes to shareholders regarding the exercise of such rights.

(c)  Other Shareholder Rights.  To the extent required by the Department of
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Labor regulations under (S)404(c) of ERISA, each Participant shall be entitled to direct the exercise of rights other than voting rights (such as, for example, a tender offer or conversion privilege) with respect to Company Stock in his Account in the same manner as prescribed in this Section. In the absence of receipt of such written direction from the Participant within 3 business days prior to the exercise of such shareholder rights, the Committee, in its sole discretion, shall direct the Trustee how to exercise such shareholder rights and the Trustee shall exercise such shareholder rights in accordance with the directions of the Committee.